Exhibit 99.3

VistaGen Therapeutics Announces Receipt of $5 Million Non-Dilutive Upfront License Payment from EverInsight Therapeutics for PH94B Strategic Collaboration

Collaboration intended to support Phase 3 development and commercialization of PH94B for anxiety-related disorders in key Asian markets

SOUTH SAN FRANCISCO, Calif. and Shanghai, China, August 4, 2020 – VistaGen Therapeutics (NASDAQ: VTGN), a clinical-stage biopharmaceutical company developing new generation medicines for anxiety, depression and other central nervous system (CNS) disorders, today announced receipt of a $5 million non-dilutive upfront license payment from EverInsight Therapeutics Inc., the Company’s strategic partner focusing on development and commercialization of PH94B for treatment of anxiety-related disorders in multiple key markets in Asia.

Previously, VistaGen and EverInsight announced that EverInsight is responsible for clinical development, regulatory submissions and commercialization of PH94B, VistaGen’s investigational rapid-onset neuroactive nasal spray, initially for acute treatment of anxiety in adults with social anxiety disorder, in Greater China (Mainland China, Hong Kong, Macau and Taiwan), South Korea and Southeast Asia (Indonesia, Malaysia, Philippines, Thailand and Vietnam). VistaGen is eligible to receive potential milestone payments, in addition to tiered royalties on commercial sales, upon achievement of certain development and commercialization milestones.

About VistaGen
VistaGen Therapeutics is a clinical-stage biopharmaceutical company developing new generation medicines for anxiety, depression and certain CNS diseases and disorders where current treatments are believed by VistaGen to be inadequate, resulting in high unmet need. Each of VistaGen’s three drug candidates has a differentiated mechanism of action, an exceptional safety profile, and therapeutic potential in multiple CNS markets. For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

About EverInsight Therapeutics
EverInsight Therapeutics Inc. is a biopharmaceutical company focused on developing and commercializing transformative pharmaceutical products that address critical unmet medical needs in CNS and ophthalmology for patients in Greater China and other Asian markets. The management team of EverInsight Therapeutics has deep expertise and an extensive track record of high-quality clinical development, regulatory affairs, CMC, business development and operations both in China and with leading global pharmaceutical companies. EverInsight Therapeutics is currently funded by the CBC Group.

About CBC Group
CBC Group (formerly C-Bridge Capital) is one of the largest and most active healthcare-dedicated investment firms in Asia focused on platform-building and buyout opportunities across three core areas within the healthcare sector: pharmaceutical & biotech, medtech and healthcare services. CBC’s operationally intensive approach empowers healthcare sector champions to make transformative changes to enable sustainable long-term growth, fulfill unmet medical needs and continuously improve the standard of living and quality of care in China and the rest of Asia. Founded in 2014, CBC has a strong team of investment, healthcare and portfolio management professionals based across Singapore, Shanghai, Beijing, Hong Kong and New York.

About PH94B
PH94B is a rapid-onset (within approximately 15 minutes) synthetic neurosteroid nasal spray with therapeutic potential across a broad range of anxiety-related disorders. Easily self-administered in microgram-level doses, PH94B does not require systemic uptake and distribution to produce its rapid-onset anti-anxiety effects.

VistaGen is preparing for Phase 3 clinical development of PH94B as a potential new generation fast-acting, non-sedating, non-addictive acute treatment of anxiety in adults with social anxiety disorder (SAD). The FDA has granted Fast Track designation for development of PH94B for this indication, the first such designation by the FDA for a drug candidate for SAD.

With its rapid-onset pharmacology, lack of systemic exposure and excellent safety profile in earlier studies, PH94B has potential as a novel treatment for multiple anxiety-related disorders. VistaGen is also preparing for Phase 2A development of PH94B for adjustment disorder.

Forward-Looking Statements
Various statements in this release are "forward-looking statements" concerning VistaGen's future expectations, plans and prospects, including the potential for successful Phase 3 development and commercialization of PH94B. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements, including the risks that: development and approval of PH94B may not be achieved in any market; the FDA may decide that the results of the Company's PH94B Phase 3 development program, including EverInsight’s contributions to the Company’s Phase 3 development program, are not sufficient for regulatory approval for acute treatment of anxiety in adult patients with SAD or any other anxiety-related disorder in any market; development of PH94B may not be successful in any indication; success in nonclinical studies or in earlier-stage clinical trials may not be repeated or observed in future studies which may not support further development or be sufficient to gain regulatory approval to market PH94B in any jurisdiction; adverse events may be encountered at any stage of development that negatively impact further development. Other risks and uncertainties include, but are not limited to, issues related to: adverse healthcare reforms and changes of laws and regulations; general industry and market conditions; manufacturing and marketing risks, which may include, but are not limited to, unavailability of or delays in delivery of raw materials for manufacture of PH94B; inadequate and/or untimely supply of PH94B to meet clinical development or commercial demand; entry of competitive products; and other technical and unexpected hurdles in the development, manufacture and commercialization of PH94B, as well as those risks more fully discussed in the section entitled "Risk Factors" in VistaGen's most recent Annual Report on Form 10-K for the year ended March 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in either company's other filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company's views only as of today and should not be relied upon as representing its views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements.

VistaGen Contacts:

Company
Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com